090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number
[signature]	00003936847-90
Ross Miller	Filing Date and Time
Secretary of State	06/11/2013 10:56 AM
State of Nevada	Entity Number E0782792008-0

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

BNET MEDIA GROUP, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE 11, Super-Majority Vote Requirement for Certain Matters has been amended to read:

The approval of not less than 75% of the outstanding voting securities shall be required to approve the following matters:
(a) The removal of any director of the Corporation; or
(b) The sale of all of the assets of the Corporation;
(c) Any amendment, alteration, or repeal of the indemnification provisions set forth in Article 10; and
(d) Any amendment, alteration, or repeal of this Article 11.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 86%

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 8-31-11